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                                                             Exhibit (d)(2)(ii)

                     HARRIS ASSOCIATES FOCUSED VALUE FUND
                 Amendment No. 1 to the Sub-Advisory Agreement
                           (Harris Associates, L.P.)

                                 July 1, 2006

   Pursuant to Section 11 of the Sub-Advisory Agreement (the "Agreement") dated March 15, 2001 among IXIS Advisor Funds Trust III, with respect to its Harris Focused Value Fund (the "Series"), IXIS Asset Management Advisors, L.P. (the "Manager") and Harris Associates, L.P. (the "Sub-Adviser"), the Agreement is hereby amended by deleting Section 7 in its entirety and replacing it with the following:

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid at the annual rate of 0.54% of the average daily net assets of the Series, (or such lesser amount as the Sub-Adviser may from time to time agree to receive). Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.

IXIS ASSET MANAGEMENT ADVISORS, L.P.
By:    IXIS Asset Management Distribution Corporation, its general partner

By:    /s/ JOHN T. HAILER
       -------------------------------
Name:  John T. Hailer
Title: President and Chief Executive Officer

HARRIS ASSOCIATES, L.P.
By:    Harris Associates, Inc., its general partner

By:    /s/ JANET L. REALI
       -------------------------------
Name:  Janet L. Reali
Title: General Counsel

IXIS ADVISOR FUNDS TRUST III
on behalf of its Harris Associates Focused ValueFund series

By:    /s/ JOHN T. HAILER
       -------------------------------
Name:  John T. Hailer
Title: President and Chief Executive Officer